Exhibit 99.1

Safeguard Scientifics Partner Company Avid Radiopharmaceuticals to Be Acquired by Eli Lilly

Sale of Molecular Imaging Agents Developer Expected to Generate Minimum 3x Cash-on-Cash Return for Safeguard

WAYNE, Pa.--(BUSINESS WIRE)--November 8, 2010--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that partner company Avid Radiopharmaceuticals, Inc. has signed a definitive merger agreement to be acquired by Eli Lilly and Company (NYSE: LLY).

The consummation of the transaction is contingent upon clearance under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Safeguard has deployed $12 million of capital in Avid since May 2007, has a 13% primary ownership position, and is expected to receive minimum net sale proceeds of approximately $36 million, representing a 3x cash-on-cash return, after taking into account upfront payments and consideration to be paid into escrow. In addition, there is substantial consideration which may become payable to Safeguard and the other owners of Avid based on the achievement by Avid of milestones over future periods. The taxable gain to Safeguard on the transaction will be offset by a portion of the company’s $355 million in available tax loss carryforwards. As per the definitive agreements regarding the transaction, the full terms of the transaction were not disclosed by Lilly and Avid at this time.

“We continue to execute against our game plan to build and realize value in our partner companies,” said Peter J. Boni, President and CEO of Safeguard Scientifics. “We are proud of the team at Avid for pursuing their vision to transform how Alzheimer’s and Parkinson’s disease are diagnosed, managed and ultimately treated. Over the past three years, we have actively been involved in Avid’s growth and maturation as it seeks approval for its game-changing imaging agents. This announcement emphasizes Safeguard’s prudent and innovative approach to identifying market leaders in key strategic sectors such as diagnostics.”

Headquartered in Philadelphia, PA and spun out of the University of Pennsylvania, Avid Radiopharmaceuticals is a leader in the development of molecular imaging products to enable early detection of pathology associated with neurodegenerative diseases. Safeguard first deployed capital in Avid in May 2007. A marketing application for Florbetapir F18 has recently been submitted to the U.S. Food and Drug Administration (FDA). In addition, Avid is progressing with its pipeline of products and is currently in Phase II trials with its imaging compound for detection of Parkinson’s disease and Dementia with Lewy Bodies pathology, and in proof-of-concept Phase I trials for its compound for imaging beta cell loss in diabetes.

“Avid has become the leader in the development of molecular imaging agents that have the potential for disease pathology and better evaluation of drugs designed to prevent or reverse amyloid plaque build up in the brain,“ said Gary J. Kurtzman, MD, Managing Director in the Life Sciences Group at Safeguard and Board Member at Avid. “Founder and CEO Dan Skovronsky has transformed Avid from a fledgling idea to a successful 50+ person company. As a result of Avid’s advancements in the fight against Alzheimer’s disease and other neurodegenerative diseases, pharmaceutical leaders like Eli Lilly have taken notice. We are proud of Dan and his team for realizing their vision.”

The sale of Avid to Eli Lilly and Company would be the second announced exit transaction of a Safeguard partner company in the past two weeks. On October 22 it was announced that Clarient, Inc. (Nasdaq: CLRT) has agreed to be acquired by GE Healthcare, a unit of General Electric Company. The Clarient-GE Healthcare transaction is expected to generate net proceeds of $145 million for Safeguard and could close in late 2010.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com or you can follow us on Twitter @Safeguard_SFE.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave, 610-975-4952
Vice President, Business Development and Corporate Communications